Exhibit 10.1

SETTLEMENT AGREEMENT

This settlement agreement (hereinafter "Agreement") is entered into as of September , 2015 (the "Effective Date") by and among High Performance Beverages Co. ("TBEV") and Centaurian Fund, L.P. ("Centaurian") (collectively, the "Parties) as follows:

WHEREAS, Centaurian purchased an 18% Senior Convertible Debenture in the principal amount of $60,000 (the "Debenture") from TBEV and TBEV did not repay the Debenture on or before the maturity date;

WHEREAS, Centaurian assumed an outstanding $100,000 note issued by TBEV pursuant to an Amended and Restated Senior Secured Convertible Promissory Note (the "Senior Secured Note") and TBEV did not repay the Senior Secured Note on or before the maturity date;

WHEREAS, Centaurian purchased a convertible note with a principal balance of $42,000 (the "Note") from TBEV and TBEV did not repay the Note on or before the maturity date, although a portion of principal of the Note was converted to TBEV common stock;

WHEREAS, the Debenture, the Senior Secured Note, and the Note required TBEV to reserve a sufficient amount of shares of its Common Stock (the "Common Stock") to convert all amounts owed by the TBEV to Centarian under the Debenture, the Senior Secured Note and the Note (collectively, the "3 Instruments"), into shares of Common Stock;

WHEREAS, as of the date of this Agreement, the 3 Instruments are convertible into hundreds of thousands of shares of Common Stock; and

WHEREAS, TBEV does not have sufficient funds to pay all amounts due under the 3 Instruments, the Debenture, the Senior Secured Note, and the Note.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and subject to the terms and conditions set forth below, the Parties agree as follows:

1.	Issuance of a New Note. As a condition to and in partial consideration of Centurian entering into this Agreement, TBEV shall issue a new convertible promissory note to Centaurian in the face amount of $240,500 in the form and having the terms set forth in Exhibit A to this Agreement (the "New Note"), solely in exchange for the 3 Instruments. The New Note, matures on December 3, 2015, unless earlier pursuant to the terms set of the Note. Upon issuance of the New Note, the Debenture, the Senior Secured Note and the Note shall be cancelled.

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2.	Centaurian Reserve. On or about September 3, 2015, and prior to the execution of this Agreement, TBEV issued irrevocable instructions to VSTOCK Transfer, Inc., the Company's stock transfer agent (the "Transfer Agent"), dated September 3, 2015 (the "Prior TA Letter") to irrevocably and immediately segregate and reserve 500,000,000 shares of its Common Stock (the "500,000,000 Initial Share Reserve") to be used solely for the conversion by Centurian of amounts owed by the TBEV to Centurian under the 3 Instruments into shares of Common Stock. It is hereby agreed that as a condition to and as partial consideration of Centurian entering into this Agreement, upon execution of this Agreement and the simultaneous delivery of the New Note to Centurian by TBEV, TBEV shall issue and deliver an amended and restated letter to the Transfer Agent and Centurian, in the foini annexed hereto as Exhibit B (the "AR-TA Letter"), which AR-TA Letter amends and restates the Prior TA Letter to provide that (i) the 500,000,000 Initial Share Reserve shall be used solely to issue shares of Common Stock to Centurian upon conversion of the New Note (and for such other items related to the New Note as the parties hereto may subsequently agree in writing); and (ii) the 3 Instruments were exchanged solely for the New Note and thereafter cancelled. The parties hereto acknowledge that as of the date hereof, the 500,000,000 shares of Common Stock constituting the 500,000,000 Initial Share Reserve has been reduced to effectuate the issuance of shares of Common Stock to Centurian upon conversion by Centurian of $22,500 of the 3 Instruments pursuant to a conversion notice dated and delivered to the Transfer Agent on or about September 3, 2015 by Centurian. The Parties hereto further agree that (i) no later than October 8, 2015, TBEV shall pursuant to irrevocable written instructions to the Transfer Agent irrevocably and immediately segregate and reserve an additional 250,000,000 shares of its Common Stock to be used solely for the conversion of all amounts owed under and as represented by the New Note (the "Additional TA Letter"), which instruction letter shall be in substantially the same form as the Prior TA Letter (and shall be in form and substantially reasonably satisfactory to the Centurian), and as a result the Initial Share Reserve shall be increased from 500,000,000 shares to 750,000,000 shares (less any shares issued to conversion notice prior to October 8, 2015) , and (ii) on the date hereof, the Company shall provide to Centurian a fully-executed unanimous written consent of its Board of Directors authorizing and/or ratifying, as the case may be, this Agreement, and all transactions contemplated herein, in the form annexed hereto as Exhibit C. In the event that TBEV fails to deliver to the Transfer Agent the AR/TA Letter, within two business days from the date hereof, or the New TA Letter by October 8. 2015, Centaurian may, at its option, declare this Settlement Agreement and the release hereunder, to be null and void, declare an Event of Default under the New Note and/or take any other action available to it at law, and/or equity, under the 3 Prior Instruments or New Note, but not both the Prior Instrument and New Note, and/or otherwise, all such remedies shall be cumulative.

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3.	Limited Release by Centaurian. In consideration of the covenants herein, Centaurian, on behalf of itself and its officers, directors, members, managers, owners, successors and assigns, releases TBEV, and each of its officers, directors, shareholders, employees, members, managers, owners, attorneys, agents, servants, partners, representatives, heirs, estates, beneficiaries, executors, trustees, predecessors, legatees, administrators, fiduciaries, participants, and successors and assigns, in an individual and corporate capacity (collectively, the "TBEV Released Parties") from, any and all manner of rights, claims, actions, accounts, sums of money, demands, liens, levies, attachments, judgments, writs of execution, contracts, debts, controversies, agreements, liabilities, damages and causes of action whatsoever, whether known or unknown, liquidated or unliquidated, contingent or otherwise, suspected or unsuspected, which Centaurian may now or hereafter have, own or claim to have against the Released Parties, relating to or arising out of the Debenture, the Senior Secured Note, and the Note except for the conversion of $22,500 of amounts owed under the Senior Secured Note into shares of Common Stock pursuant to a Conversion Notice submitted by Centaurian on or about the date hereof. Nothing in this paragraph shall release TBEV from its obligations pursuant to the New Note or this Agreement.

4.	Limited Release by TBEV. In consideration of the covenants herein, TBEV, on behalf of itself and its officers, directors, members, managers, owners, successors and assigns, releases Centaurian, and each of its officers, directors, shareholders, employees, members, managers, owners, attorneys, agents, servants, partners, representatives, heirs, estates, beneficiaries, executors, trustees, predecessors, legatees, administrators, fiduciaries, participants, and successors and assigns, in an individual and corporate capacity (collectively, the "Centaurian Released Parties") from, any and all manner of rights, claims, actions, accounts, sums of money, demands, liens, levies, attachments, judgments, writs of execution, contracts, debts, controversies, agreements, liabilities, damages and causes of action whatsoever, whether known or unknown, liquidated or unliquidated, contingent or otherwise, suspected or unsuspected, which TBEV may now or hereafter have, own or claim to have against the Centaurian Released Parties, relating to or arising out of the Debenture, the Senior Secured Note, and the Note. Nothing in this paragraph shall release Centaurian from its obligations pursuant to this Agreement.

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5.	Notices. Any notice, demand, request, consent, approval, or communication that any party desires or is required to give to another party, including any request for conversion or demand for payment of a dividend, shall be addressed to the other party at the address set forth below. Any party may change its address by notifying the other Parties of the change of address in writing.

For Centaurian:

Centaurian Fund L.P.

Attn.: Jody Eisenman

c/o Legend Securities

45 Broadway

New York, New York 10006

For TBEV:

High Performance Beverages Co.

Attn: Toby McBride 5137 E. Armor Street

Cave Creek, Arizona 85331

6.	Further Instruments. The Parties agree to cooperate and execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Agreement.

7.	Applicable Law. This Agreement, together with the exhibits hereto, shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of law principles. Any action brought by the Parties for breach of this Agreement shall be brought and maintained exclusively the State or Federal courts sitting in the State of New York, County of New York, and the Parties irrevocably submit and consent to the jurisdiction of said Courts for such purposes.

8.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each Party; provided, however, that a Party may not assign this Agreement in whole or in part without obtaining the express prior written approval of the other Party.

9.	Entire Agreement. This Agreement, along with all annexed Exhibits hereto, represents the entire agreement between the Parties and supersedes all prior and contemporaneous oral and written agreements, understandings and discussions pertaining to the subject matter of this Agreement. Each of the Parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement, and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein. This Agreement supersedes and revokes all previous negotiations, arrangements, letters of intent, representations, whether oral or written, between the Parties, their respective representatives, or any other person purporting to represent them. Any representations, promise or condition in connection herewith not specifically incorporated herein shall not be binding upon any party.

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10.	Modification. This Agreement may not be modified except in a writing signed by an authorized representative of each Party hereto. No breach of any provision of this Agreement can be waived unless in writing signed by the party to be charged with such a waiver. Waiver of any one breach of any provision hereof, in whole or in part, shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

11.	Invalidity. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If such condition, covenant or other provisions shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

12.	Drafting. This Agreement is the result of negotiation and compromise among the Parties and no party shall be prejudiced as having been the drafter of the Agreement or any related exhibits incorporated therein. This Agreement shall be construed without regard to any presumption against the drafter, and any ambiguities shall not be construed against the interest of either party solely by reason of it having drafted all or any part of this Agreement.

13.	Reliance on Counsel. Each party represents and warrants that it has carefully read this Agreement and knows and understands the contents, and that they signed this Agreement freely and voluntarily and have had the benefit of the advice of legal counsel before executing this Agreement.

14.	Counterparts. This Agreement may be executed in counterparts and delivered electronically, each of which shall be an original, but all of which together shall constitute one instrument.

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15.	Warranty of Authority. Each party warrants and represents that it has all necessary right, title, and authority to enter into this Agreement, to grant the rights and interests herein granted, and to perform all of its obligations under this Agreement.

IN WITNESS WHEREOF, the Parties hereto has executed this Agreement as of the Effective Date.

HIGH PERFORMANCE BEVERAGE CO.

By:

CENTAURIAN FUND, L.P.

By:

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EXHIBIT A

Form of New Note

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EXHIBIT B

Form of A/R-TA Letter

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EXHIBIT C

Unanimous Written Consent

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